UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2012

Health Care REIT, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-8923	34-1096634
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4500 Dorr Street, Toledo, Ohio		43615
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (419) 247-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John T. Thomas voluntarily resigned from his position as Executive Vice President-Medical Facilities of Health Care REIT, Inc. (the “Company”) effective July 25, 2012 (the “Effective Date”). He also resigned as an officer or director of certain subsidiaries and affiliates of the Company. Mr. Thomas is leaving the Company to pursue new opportunities.

In connection with his resignation, the Company and Mr. Thomas entered into a Separation Agreement and General Release (the “Separation Agreement”). Subject to Mr. Thomas’ non-revocation of the Separation Agreement, the Company agreed to pay him an aggregate of $472,708, of which $372,708 will be paid in bi-monthly installments until July 31, 2013 and $100,000 will be paid on December 31, 2012. The Company also will pay Mr. Thomas’ COBRA payments through July 31, 2013. Vesting of 8,470 shares of restricted stock currently held by Mr. Thomas and options for the purchase of 13,156 shares of the Company’s common stock was accelerated as of the Effective Date. Such options and all other vested stock options held by Mr. Thomas immediately prior to the Effective Date will be exercisable for a period of 12 months following the Effective Date. Mr. Thomas has the opportunity to earn up to an additional $150,000 if the Company achieves certain objectives by December 31, 2012 and Mr. Thomas cooperates and provides requested assistance in the achievement of such objectives. The Separation Agreement also includes non-competition, non-solicitation and non-disclosure agreements by Mr. Thomas.

The Employment Agreement between the Company and Mr. Thomas, dated January 19, 2009, which was filed as Exhibit 10.10 to the Company’s Form 10-K filed with the Securities and Exchange Commission on March 2, 2009, terminated as of the Effective Date, as well as the rights and obligations of the parties under such agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH CARE REIT, INC.
By:	/s/ GEORGE L. CHAPMAN
George L. Chapman
Its:	Chairman of the Board, Chief Executive
Officer and President

Dated: July 26, 2012